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                            AMERICAN PAD & PAPER COMPANY
                           17304 PRESTON ROAD, SUITE 700
                                  DALLAS, TX 75252

                                  October 13, 1998

Mr. Timothy E. Needham
5908 Crownover Court
Plano, TX 75093

Dear Tim:

          This letter sets forth our agreement (the "Letter Agreement") relating to your resignation as an officer and employee of American Pad & Paper Company and its subsidiaries (the "Company") and your continuing relationship with the Company. Reference is made to that certain Employment Agreement dated as of July 2, 1996, as amended on August 7, 1998 (the "Employment Agreement"), by and among you and the Company. The capitalized terms used herein and not defined herein have the meanings specified in the Employment Agreement. Our agreement consists of the following:

          1.  TERMINATION AND CONSULTING ARRANGEMENT.

          (a) Effective October 31, 1998, your employment with the Company and its subsidiaries will be terminated and you will resign as an officer of the Company and its subsidiaries. For purposes of the Employment Agreement, your termination will be deemed to be a termination by the Company without Cause.

          (b) Effective October 31, 1998, in addition to the severance and other benefits described herein, the Company hereby engages you as an independent contractor, and not as an employee, to render consulting services to the Company as hereinafter provided, and you hereby accept such engagement, for a period ending on December 31, 1999 (the "Consulting Period"). You will not have any authority to bind or act on behalf of the Company or its subsidiaries. During the Consulting Period, you will render such consulting services to the Company as are mutually agreed upon by you and the Company at mutually convenient times. These obligations shall not interfere or prohibit any other consulting services or employment in which you are engaged. In addition, you will not make any disparaging remarks regarding the Company, and the Company will not make any disparaging remarks regarding you.

          (c) The Company will reimburse you for all reasonable expenses incurred by you in the course of performing your duties under this Letter Agreement which are consistent with the Company's standard policies in effect from time to time with respect to travel and other business expenses, subject to the Company's requirements with respect to reporting and documentation of such expenses. In addition, during the Consulting Period, you agree to attend on behalf of the Company,

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Timothy E. Needham
October 13, 1998
Page 2


and the Company will reimburse you for the reasonable travel, lodging and meal expenses incurred by you in attending, the trade association meetings for the National Paper Trade Association, the NCCJ Paper Division and the Post Office Museum.

          (d) You will file all tax returns and reports required to be filed by you on the basis that you are an independent contractor, rather than an employee, as defined in Treasury Regulations Section 31.3121(d)-1(c)(2), and you will indemnify the Company for the amount of any employment taxes paid by the Company as the result of you not paying employment taxes from the payment described in paragraph (e) below. The Company agrees to report all income earned from the payments described in paragraph (e) below on a Form 1099 and agrees to deliver such form to you within the required statutory time period.

          (e) In consideration for the consulting services described above and your compliance with all of your obligations set forth herein, in Sections 5, 6 and 7 of the Employment Agreement and in the Release, on July 2, 2000 the Company hereby agrees to pay you an amount equal to $240,000 (the "Consulting Payment"). In the event that any amounts are still owed by you on July 2, 2000 under that certain Promissory Note, dated July 2, 1996, as amended on February 6, 1998 and August 7, 1998 (the "Note"), issued by you to the Company, the Company shall have the right to set off the amounts owing under the Note against the Consulting Payment. Additionally, to the extent that the Consulting Payment is owed by the Company to you and the Company does not pay such amount to you, the Consulting Payment will be deemed to have been paid and the outstanding amounts under the Note will be deemed to be reduced by the amount of the Consulting Payment. In the event that the Company believes that you are not in compliance with the obligations described above, the Company will promptly notify you of such noncompliance and give you the opportunity to cure such noncompliance (to the extent cure is possible).

           2. SEVERANCE PAYMENT. In lieu of (a) the severance payments of your Base Salary for 18 months following the end of the Employment Period, (b) your Bonus and (c) your car allowance under paragraph 3(b)(iii) of the Employment Agreement, the Company hereby agrees, and you hereby accept, two lump sum payments as severance, payable as follows: (i) upon the later to occur of (A) the effectiveness of this agreement and the Release and (B) October 31, 1998, $56,000; and (ii) on January 1, 1999, $570,000. The Company agrees to withhold taxes in specified amounts at your request from the amounts payable under this
Section 2.

          3. BENEFITS. For 18 months following the end of the Employment Period, the Company, at its sole cost and expense, will provide you and your family with health, disability and other benefits set forth in paragraph 3(a) of the Employment Agreement and the fringe benefits described in paragraphs 3(b)(vi) and 3(b)(vii) of the Employment Agreement. At the end of the 18 month period, you will be entitled to receive continuous insurance coverage in the manner and to the extent required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

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Timothy E. Needham
October 13, 1998
Page 3


In addition, for 18 months following the end of the Employment Period, the Company will provide you with the following additional benefits:

          (i) the use and access to an executive secretary of the Company, as deemed reasonably necessary by you; and

          (ii) the use of a computer, mobile phone (for which the Company will pay the monthly service fee and you will be responsible for all roaming and long distance charges), the Company's voicemail and fax machine (and you will be entitled to retain the hardware (other than the voicemail) at no cost following the end of the 18-month period).

          4. SALE OF THE COMPANY AGREEMENT. The Company and you hereby agree that the certain Sale of the Company Agreement dated as of August 7, 1998 by and between you and the Company is hereby terminated and of no further force and effect.

          5. OUTPLACEMENT SERVICES. The Company will provide you, at its sole cost and expense, with outplacement services for the purposes of obtaining other employment for a period of 9 months following the end of the Employment Period, such service to be selected by you with the approval of the Company (where approval will not be unreasonably withheld).

          6. NON-COMPETE AND OTHER PROVISIONS. The Company and you agree that the non-compete and non-solicitation set forth in paragraph 7 of the Employment Agreement will run for a period from the date hereof to and including 18 months following the end of the Employment Period. The Company and you agree that the confidentiality and intellectual property provisions of paragraphs 5 and 6 of the Employment Agreement continue to apply to you during the Consulting Period.

          7. D&O INDEMNIFICATION. The Company hereby agrees and acknowledges that it will continue to honor its indemnification obligations to you set forth in its certificate of incorporation and/or bylaws with respect to any existing or future lawsuit against the Company and any other actions pursuant to which you would be entitled to indemnification. In addition, you shall have the right to retain separate counsel with regard to any such lawsuit or action and the Company will indemnify you for the costs and expenses incurred with respect thereto, regardless of whether the costs and expenses of such separate representation are covered by insurance, to the extent such rights and indemnities are provided in the Company's certificate of incorporation and/or bylaws.

          8. RELEASE. Attached hereto as Exhibit I is a release ("Release") which you agree to execute and deliver to the Company. It is understood and agreed that the effectiveness of the Release is conditioned upon the Company's compliance with its obligations under this Letter Agreement, and will otherwise be of no force and effect.

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Timothy E. Needham
October 13, 1998
Page 4


          9. PRESS RELEASES. The parties to this Letter Agreement agree that they will not issue any public statement regarding your termination of employment with the Company or regarding this Letter Agreement without the prior written consent of the other party hereto, except as required by law.

          10. COMPLETE AGREEMENT. The parties hereto agree that the Employment Agreement will continue in full force and effect, including but not limited to paragraph 18 thereof, except as modified by this Letter Agreement, such modifications to include but not be limited to paragraph 2(b).

          11. BINDING EFFECT. This Letter Agreement is binding on the Company subject only to your not revoking the Release prior to the expiration of the seven day period following your execution of the Release. Notification of revocation by you during the seven day period must be accomplished by hand delivered written notice of revocation to the Company at 17304 Preston Road, Suite 700, Dallas, TX 75252, Attention: General Counsel, with a copy to the Company's counsel, James L. Learner, Kirkland & Ellis, 200 E. Randolph Drive, Chicago, IL 60601, before midnight of the seventh day after the execution date of the Release. No attempted revocation after the expiration of such seven day period will have any effect on the terms of this Letter Agreement or the Release.

          12. STOCK OPTIONS. The Company hereby agrees that (a) you are deemed vested with respect to 50,000 shares under the stock options granted to you by the Company on April 8, 1998 with an exercise price of $6.9375 per share and with respect to 50,000 shares under the stock options granted to you by the Company on August 12, 1998 which has an exercise price of $1.753 per share and
(b) such vested options are hereby exercisable until June 30, 2000 in accordance with the terms of such options. In addition, the Company and you hereby agree that all other stock options granted to you by the Company are hereby terminated. The Company represents that it has taken all necessary actions to authorize this Letter Agreement and the terms hereof, including the accelerated vesting of the stock options.

          13. LEGAL FEES. The Company hereby agrees to reimburse you for the reasonable legal fees and expenses incurred by you in connection with the negotiation and execution of this Letter Agreement.

          14. NOTICES AND CONTACTS. In the event that you intend to notify or contact the Company regarding this Letter Agreement, such notices or contacts should be directed to the Company's General Counsel at 17304 Preston Road, Suite 700, Dallas, TX 75252. All notices to you shall be sent to you at 5908 Crownover Court, Plano, TX 75093, with a copy to Baker & Botts, L.L.P., 2001 Ross Avenue, Dallas, TX 75201, Attention: Catherine Bowe.

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Timothy E. Needham
October 13, 1998
Page 5


          If you are in agreement with the terms of this Letter Agreement, please sign in the space provided below.

                                       Very truly yours,

                                       AMERICAN PAD & PAPER COMPANY

                                       By
                                         ----------------------------------

                                       Its
                                          ---------------------------------


Agreed and accepted
the __ day of October, 1998:


-----------------------------
TIMOTHY E. NEEDHAM